EXHIBIT 4.11

CONTINENTAL AIRLINES, INC.

2005 PILOT SUPPLEMENTAL OPTION PLAN

(Adopted February 28, 2005)

1. PURPOSE

The purpose of the Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan is to recognize the reductions in wages and benefits contained within the tentative agreement (the “TA”) between the Company (as defined below) and the Air Line Pilots Association (“ALPA”) which was negotiated between the Company and ALPA as an element of the Company’s cost reduction program announced by the Company in November 2004 (the “Reduction Program”). This Plan will permit the Company to attract able persons to enter or remain in the employ of the Company or its subsidiaries, and to provide a means whereby those individuals whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance can acquire stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries.

2. DEFINITIONS

The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:

(a) “Administrator” means the Chief Executive Officer and the President of the Company (or, if either of the Chief Executive Officer or the President is not a Director, the Committee), unless the Plan specifies that the Committee shall take specific action or the Committee specifies that it shall serve as Administrator (in which case such action may only be taken by the Committee).

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

(d) “Committee” means a committee of the Board comprised solely of two or more outside Directors. Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

(e) “Common Stock” means the Class B common stock, $.01 par value, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 8(b).

(f) “Company” means Continental Airlines, Inc., a Delaware corporation, or any successor thereto.

(g) “Director” means an individual who is a member of the Board.

(h) “Disability” or “Disabled” means that the Holder (other than a pilot who is represented under Title II of the Railway Labor Act) shall be considered to have incurred a Disability under the Continental Retirement Plan. With respect to a Holder who is a pilot who is represented under Title II of the Railway Labor Act, such Holder shall be considered to be Disabled or to have incurred a Disability if benefits (without regard to any offset for sick pay) have commenced for such Holder under the Continental Airlines, Inc. Long Term Disability Program for Pilots (or would have commenced if he or she were a participant in such plan).

(i) “employee” means any full-time or part-time employee (i) on the payroll of the Company or of any wholly owned subsidiary, or (ii) on the payroll of any other subsidiary if, and on such terms as, designated by the Committee or the Board, and shall include any additional person who has previously satisfied either such requirement if such person remains on the Continental Pilot System Seniority List as described in the TA on the date of the ratification of the collective bargaining agreement. In addition, “employee” shall include any additional person who has previously satisfied either such requirement and who is required to continue to be treated as an employee pursuant to any applicable law, including the Family Medical Leave Act of 1990 (“FMLA”) and the Uniformed Services Employment and Reemployment Rights Act (“USERRA”). For purposes of this definition, “on the payroll” shall mean paid by payroll check or direct deposit through payroll and not a check or other payment through accounts payable, without regard to any reclassification resulting from any controversy concerning the employment status of the employee.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Reference in the Plan to any section or rule under the Exchange Act shall be deemed to include any amendments or successor provisions to such section or rule fulfilling the same or similar function.

(k) “Grant Document” means the document or documents evidencing an Option granted under the Plan, which may be either an agreement between the Company and the Holder as to the Option (with any amendments thereto) or a notice of grant of the Option from the Company to the Holder (including any related statement of the terms and conditions of the Option and any modifications thereto made in accordance with the Plan).

(l) “Holder” means an employee who has been granted an Option.

(m) “Market Value per Share” means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the New York Stock Exchange (“NYSE”). If the Common Stock is not traded on the NYSE at the time a determination of “Market Value per Share” is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate.

(n) “Option” means an option to purchase Common Stock granted under the Plan.

(o) “Option Period” means the period during which the Option is in effect.

(p) “Option Price” means the price at which a share of Common Stock may be purchased upon exercise of an Option.

(q) “Personal Representative” means the person who upon the death, Disability, or incompetency of a Holder shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option theretofore granted to such Holder.

(r) “Plan” means this Continental Airlines, Inc. 2005 Pilot Supplemental Stock Option Plan, as amended from time to time.

(s) “Reduction Program” has the meaning ascribed to it in Section 1.

(t) “subsidiary” means (i) any wholly owned subsidiary of the Company or of any wholly owned subsidiary thereof, or (ii) any other corporation or business venture in which the Company owns, directly or indirectly, a significant financial interest, but only if, and on such terms as, the Committee designates such corporation or business venture to be a subsidiary for the purposes of this Plan, and if the board of directors (or equivalent governing authority) of such corporation or business venture consents to being designated as a subsidiary.

3. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon acceptance by the NYSE of the Company’s application under Section 312.05 of the NYSE Listed Company Manual. No further Options may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect (at least for the purpose of governing outstanding Options) until all Options granted under the Plan have been exercised or expired.

4. ADMINISTRATION

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers. Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees (subject to the eligibility requirements of Section 6) shall receive an Option, the time or times when such Option shall be granted, the terms of each Option granted and the number of shares to be subject to each Option. In making such determinations, the Administrator will, subject to its legal duties and requirements, utilize recommendations provided by ALPA and such other factors as the Administrator in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Administrator shall also have the power to construe the Plan and the respective Grant Documents hereunder; to prescribe rules and regulations relating to the Plan; to determine the terms, restrictions and provisions of the Grant Documents; and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Grant Document relating to an Option in the manner and to the extent it shall deem expedient to carry it into effect.

(c) Administrator Decisions Conclusive; Standard of Care. The Administrator shall, in its sole discretion exercised in good faith (which, for purposes of this paragraph (c), shall mean the application of reasonable business judgment), make all decisions and determinations and take all actions necessary in connection with the administration of the Plan. All such decisions, determinations, and actions by the Administrator, including but not limited to all matters referred to in this Section 4, shall be final, binding, and conclusive upon all persons. However, in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer and President of the Company, each acting in the capacity as Administrator of the Plan, the determination of the Committee shall be conclusive. No member of the Board, the Committee or the Administrator shall be liable for any action or determination taken or made in good faith or upon reliance in good faith on the records of the Company or information presented to such member, the Committee or the Administrator by the Company’s officers, employees, or other persons (including the Company’s outside auditors) as to matters the Administrator reasonably believes are within such other person’s professional or expert competence. If a Holder disagrees with any decision, determination, or action made or taken by the Administrator, then the dispute will be limited to whether the Administrator has satisfied its duty to make such decision or determination or take such action in good faith. No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any of its subsidiaries, under or by reason of the Plan or the administration thereof, and each Holder, in consideration of receiving benefits and participating hereunder, expressly waives and releases any and all claims relating to any such liability.

5. SHARES SUBJECT TO THE PLAN AND GRANT OF OPTIONS

(a) Shares Subject to the Plan. Subject to adjustment as provided in Section 8(b) hereof, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 3,330,000 shares. Shares of Common Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Option. To the extent that an Option lapses, or the rights of its Holder terminate, any shares of Common Stock then subject to such Option shall again be available for the grant of an Option under the Plan. The Company will at all times during which any Option is outstanding reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of any such outstanding Option.

(b) Grant of Options. The Administrator may from time to time grant Options to one or more employees determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

(c) Stock Offered. Subject to the limitations set forth in Section 5(a) above, the stock to be offered pursuant to the grant of an Option may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The shares subject to the Option, when issued to Holder upon the exercise of the Option, shall be fully paid and non-assessable.

6. ELIGIBILITY

Options may be granted only to a person who is on the Continental Pilot System Seniority List as described in the TA on the date of the ratification of the collective bargaining agreement, except any person who receives stock option awards pursuant to a compensation plan utilized by the Company for awards to management-level employees; provided, that Options may be granted to international employees (who meet the foregoing conditions) only if the Administrator determines in its sole discretion that compliance with applicable foreign laws and regulations would not impose an undue burden on the Company in relation to the benefits received by an international employee in the applicable jurisdiction, in which case Options may be granted to international employees in such jurisdiction, as determined in the sole discretion of the Administrator; and provided further, that no Option may be granted to any person who, at the time of grant, is an officer of the Company or a subsidiary or a Director.

7. OPTION TERMS

(a) Option Period. The term of each Option shall be as specified by the Administrator at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator. The dates at which the Option shall vest and become exercisable shall be set forth in the Grant Document. The vested shares that may be acquired under the Option may be purchased at any time after they become vested, in whole or in part, during the Option Period, subject to early termination in accordance with the terms set forth in the Grant Document.

(c) Option Grant Document. Each Option shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Grant Documents need not be identical. Any Grant Document may be in electronic format and may also be executed by the Holder or accepted by the Holder by electronic transmission.

(d) Option Price, Method of Exercise and Payment. The Option Price shall be set forth in the Grant Document and shall be determined by the Administrator but, subject to adjustment as provided in Section 8(b), such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company (or, if applicable, to a third party service provider designated by the Administrator to perform services for the Company with respect to the Plan) stating the number of shares of Common Stock with respect to which the Option is being exercised together with payment for such shares. Payment shall be made (i) in cash or by check acceptable to Company, (ii) in nonforfeitable, unrestricted shares of Company’s Common Stock owned by Holder at the time of exercise of the Option having an aggregate market value (measured by the Market Value per Share) at the date of exercise equal to the aggregate exercise price of the Option being exercised or (iii) by a combination of (i) and (ii). In addition, at the request of Holder, if approved by the Administrator in its sole discretion, and to the extent permitted by applicable law and subject to any applicable tax withholding requirements, the Option may be exercised pursuant to a “cashless exercise” arrangement with any brokerage firm approved by the Administrator under which arrangement such brokerage firm, on behalf of Holder, shall pay to Company the exercise price of the Options being exercised, and Company, pursuant to an irrevocable notice from Holder, shall promptly after receipt of the exercise price deliver the shares being purchased to such firm.

(e) Non-Qualified. No Option granted pursuant to this Plan is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(f) Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which such Holder has become the holder of record with respect to such shares of Common Stock.

8. RECAPITALIZATION AND REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Changes in Common Stock. The provisions of Section 5(a) setting forth the number of shares of Common Stock that may be issued under the Plan, as well as the number or type of shares or other property subject to outstanding Options and the applicable option or purchase prices per share, shall be adjusted appropriately by the Committee, as determined in its sole discretion, in the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events.

9. AMENDMENT AND TERMINATION OF THE PLAN

Subject to the last sentence of Section 3 hereof, the Board in its discretion may terminate the Plan at any time. The Board shall have the right to amend the Plan or any part thereof from time to time, and the Administrator may amend any Option (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document; provided that no change in any Option theretofore granted may be made that would impair the rights of the Holder thereof without the consent of such Holder, and provided further that the Board may not amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Options under the Plan unless such amendment is made in compliance with applicable requirements of the New York Stock Exchange or such other principal securities market in which the Common Stock is then traded.

10. MISCELLANEOUS

(a) No Right to an Option. Neither the adoption of the Plan nor any action of the Board, the Committee or the Administrator shall be deemed to give an employee any right to be granted an Option except as may be evidenced by a Grant Document from the Company reflecting a grant by the Company of an Option to such person and setting forth the terms and conditions thereof. In addition, the receipt of an Option at any given time shall not be deemed to create the right to receive in the future an Option under the Plan, or any other incentive awards granted to any employee of the Company or any of its subsidiaries, and shall not constitute an acquired labor right for purposes of any foreign law. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Option.

(b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Neither the Plan nor the receipt of an Option under the Plan at any time shall afford any employee any additional right to compensation as a result of the termination of such employee’s employment for any reason whatsoever. The grant of an Option under the Plan is not intended to be a part of the salary or wages of the recipient.

(c) Other Laws; Withholding. The Company shall not be obligated to grant any Option or to issue any Common Stock pursuant to any Option until there has been compliance with applicable laws and regulations (whether domestic or foreign) with respect thereto. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to (i) make deductions from any settlement or exercise of an Option granted under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Option, in each case in an amount sufficient to satisfy withholding of any taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock. None of the Company, any subsidiary nor the Administrator makes any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any person eligible for benefits under any Option.

(d) No Restriction on Corporate Action. Subject to the restrictions contained in Section 9, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Option granted hereunder. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(e) Restrictions on Transfer; Beneficiary Designation. Options shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator. No right or benefit under any Option shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Holder. An Option will be exercisable during the Holder’s lifetime only by the Holder or by the Holder’s guardian or Personal Representative. Each Holder shall have the right to designate a beneficiary in the event of the Holder’s death or Disability and such beneficiary designation shall also serve as the designation of the Holder’s Personal Representative. Any designation (or change in designation) of a beneficiary must be filed with the Company (or, if applicable, the third party service provider designated by the Administrator to perform services for the Company with respect to the Plan) in a time and manner designated by the Administrator in order to be effective. Any such designation of a beneficiary may be revoked by the Holder by filing a later valid designation or an instrument of revocation in a time and manner designated by the Administrator. If no beneficiary is designated or if such designation is not effective for any reason as determined by the Administrator, then the Holder’s beneficiary for purposes of the Plan shall be determined as follows:

(A) If the Holder has a spouse, then the Holder’s beneficiary shall be such spouse;

(B) If the Holder does not have a spouse, then the Holder’s beneficiary shall be his or her beneficiary designated under the Company’s principal plan that provides for elective deferrals for pilots pursuant to section 401(k) of the Code;

(C) If the Holder (i) has no spouse and (ii) as of the date of his or her death or Disability, does not have an account balance under the plan referred to in clause (B) above, has no beneficiary designation on file under such plan, or his or her beneficiary designation under such plan is not effective for any reason as determined by the administrator of such plan, then the Holder’s beneficiary shall be his or her beneficiary properly designated under the principal plan that provides for elective deferrals for pilots pursuant to section 401(k) of the Code that is maintained by the subsidiary employing such Holder most recently prior to the date of his or her death or Disability; and

(D) In the absence of the determination of a beneficiary pursuant to clauses (A), (B) and (C) above, then the Holder’s beneficiary shall be (i) the Holder’s executor or administrator or (ii) the Holder’s heirs at law if there is no administration of the Holder’s estate.

(f) Headings. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof. All references in this Plan to Articles and Sections are to Articles and Sections of this Plan unless specified otherwise.

(g) Gender and Tense. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

(h) Governing Law. The Plan and any Option shall be construed in accordance with the laws of the State of Texas, without regard to conflicts of law principles thereof, except to the extent preempted by federal law.

(i) Severability. If any provision of this Plan or any Grant Document shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan or Grant Document, as applicable, and the Plan or Grant Document, as applicable, shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included.

(j) Electronic Documentation and Submission. Any documentation, any response to such documentation, any exercise, any notice, and any other correspondence pursuant to the Plan may be in electronic format, as directed by the Administrator.